EXHIBIT 99.1

VICTORY ENERGY ANNOUNCES PARTICIPATION IN UPCOMING INVESTOR CONFERENCES

AUSTIN, Texas – (Sept 2, 2014). Victory Energy Corporation, (OTCQX: VYEY) (“Victory” or “the Company”) a rapidly growing, Permian Basin focused oil and gas company, today announced that management will present at the following upcoming investor conferences during the month of September.

Euro Pacific Capital Global Investment Conference
Date:	September 9, 2014
Location:	Sofitel Hotel
New York, NY

See Thru Equity Fall Investor Conference
Date:	September 11, 2014
Location:	Convene Times Square
New York, NY

IPAA OGIS San Francisco
Date:	September 22 - 24, 2014
Location:	The Palace Hotel
San Francisco, CA

Conference participation is by invitation only and registration is mandatory. For more information on the conferences or to schedule a one-on-one meeting, please contact the conference coordinators. Webcasts of certain presentations will be made available on Victory Energy’s website at http://ir.vyey.com/ir-calendar.

About Euro Pacific Capital Global Investment Conference

Euro Pacific Capital, the broker dealer and registered investment advisor led by renowned economist Peter Schiff, will be hosting its annual Global Investment Conference in New York City. The one day event, which will be held on Tuesday, September 9th at the Sofitel in Midtown Manhattan, will feature top executives from international public companies involved in oil and gas, mining, and transportation. Founded in 1997 and headquartered in Westport, Connecticut, Euro Pacific Capital, Inc. is a full-service, registered broker/dealer specializing in foreign markets and securities. Peter Schiff is widely known for his outspoken views on global economics and the potential vulnerabilities of the U.S economy and the U.S. dollar. The firm operates from six regional branches coast to coast and employs more than 40 investment advisors, a team of research analysts, and three divisions - Retail Brokerage, Wealth Management and Capital Markets.

About See Thru Equity Fall Investor Conference

See Thru Equity, LLC is an investment research and corporate access firm that produces high quality research reports on small cap and micro cap companies with less than $1 billion in market capitalization. Presenting company management teams will have access to numerous institutional and professional investors who are looking for ideas and opportunities through short group presentations and 1-on-1 meetings.

About OGIS® San Francisco

The IPAA Oil & Gas Investment Symposium San Francisco (OGIS San Francisco) has become one of the premier outlets for publicly traded independent exploration and production, service and supply and MLP companies to present their company profiles to the investment community.

About Victory Energy

Victory Energy Corporation (OTCQX: VYEY), is a public held, growth-oriented oil and gas exploration and production company based in Austin, Texas, with additional resources located in Midland, Texas. The company is focused on the acquisition and development of stacked multi-pay resource play opportunities in the Permian Basin that offer predictable outcomes and long-lived reserve characteristics. The company presently utilizes low-risk vertical well development, which offers repeatable and profitable outcomes. Current Company assets include interest in proven formations such as the Spraberry, Wolfcamp, Wolfberry, Mississippian, Cline and Fusselman formations. For additional information on the company, please visit www.vyey.com.

Investor Relations Contact

Derek Gradwell
SVP Natural Resources
MZ Group North America
Phone: 512-270-6990
Email: dgradwell@mzgroup.us
Web: www.mzgroup.us